Exhibit 99.1

Environmental Infrastructure Holdings Subsidiary Announces Completes Name and Stock Symbol Change

West Conshohocken, PA – January 27, 2010 – Environmental Infrastructure Holdings Corp. f/k/a Xiom Corp. (OTC BB:XMCP) announced today that it completed the process to change its name and trading symbol.  Effective today, the name of the Company is officially changed to Environmental Infrastructure Holdings Corp., with a trading symbol of “EIHC.”  The shares continue to be traded on the OTC Bulletin Board.

The Company recently changed its name from Xiom Corp. to more accurately represent its business activities as a diversified environmental manufacturing, engineering and services company.

About Environmental Infrastructure Holdings Corp.

Environmental Infrastructure Holdings (EIHC) is the parent company of various environmental manufacturing, engineering and services companies.  Currently, EIHC has two subsidiaries Equisol, LLC and Xiom Corp. as well as investments in various joint ventures and partnerships.

Recognized in 2008 by INC Magazine as the 7th fastest growing private environmental services company in America, Equisol, LLC, is a unique equipment solutions provider specializing in the water and wastewater industry.  Its team of top-rated engineers specializes in automation equipment and services across multiple industries where water use and automation are important.

Xiom Corp. is a technology company focused on the delivery of plastic powder coatings at on-site locations utilizing its proprietary XIOM 1000 System.  The Company’s unique coating process can be applied without use of an oven to cure the coating, and can be applied to most substrates in addition to the metal substrate to which powder coatings are traditionally applied in a factory.

Forward-Looking Statements

This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, acquisitions, new product development, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2009, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Investor Contact:
CSIR Group, LLC
Christine Petraglia, Principal
212-386-7082
info@csirgroup.com